Exhibit 15(a)

July 30, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated July 30, 2013, on our review of condensed consolidated interim financial information of UNS Energy Corporation (the "Company") for the three-month and six-month periods ended June 30, 2013 and 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2013, is incorporated by reference in its Registration Statements on Form S-8 dated January 6, 1998 (No. 333-43765), January 6, 1998 (No. 333-43767), January 6, 1998 (No. 333-43769), May 21, 1998 (No. 333-53309), May 21, 1998 (No. 333-53333), September 9, 2002 (No. 333-99317), January 31, 2007 (No. 333-140353), December 30, 2008 (No. 333-156491), and June 17, 2011 (No. 333-175001) and on Form S-3 dated May 10, 2012 (No. 333-181305).

Very truly yours,

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Phoenix, Arizona